Warner Bros. Inc. 4000 Warner Blvd. Burbank, CA 91522 818-954-6000 Cable Address: Warbros

EXHIBIT 10.21
July 1, 1984

Studio 21 Productions, Inc.
c/o William Morris Agency, Inc.
151 El Camino, Beverly Hills, California 90212

RE: "VACATION '84" - MATTY SIMMONS

Gentlemen:

Reference is made to that certain agreement dated December 16, 1981 (“Agreement”), setting forth the terms and conditions between Warner Bros. Inc. (“Warner”) and Studio 21 Productions, Inc. (“Studio 21”) in connection with the above-referenced matter.

Pursuant to the Agreement, Studio 21 furnished the services of Matty Simmons to produce a motion picture entitled “National Lampoon’s Vacation”. In accordance with Paragraph 12 of the Agreement, Warner intends to produce a sequel to such motion picture, which picture is presently entitled “Vacation ‘84” (the ”Picture”). Studio 21 shall furnish the services of Matty Simmons to serve in the capacity of individual producer on the picture, on the following terms and conditions:

1.	Development:

Matty Simmons to perform all development services required by Warner for a total consideration of $35,000 which Studio 21 acknowledges has already been paid by Warner to Studio 321.

2.	Producer Fee:

If Warner sets the Picture for production, Matty Simmons to produce for consideration payable to Studio 21 of $350,000, payable 20%, less the development fee of $35,000, payable when the Picture is set for production, 60% at 3% per week for 20 weeks beginning 6 weeks prior to the schedule commencement of principal photography of the Picture, 10% upon completion of scoring, and 10% upon delivery on the answer print. Subject to default, incapacity, or force majeure, Matty Simmons shall be pay-or-play to produce the Picture when the Picture is set for production by Warner. The Picture shall be deemed “set for production” by Warner at such time as the screenplay and budget have been approved by Warner, the principal cast members and director have been engaged by Warner, and a definite starting date has been scheduled for commencement of principal photography, subject to acceleration or delay to accommodate the availability of facilities, locations, or principal cast members.

3.	Use of the Name “National Lampoon”:

A.
For the use of the name “National Lampoon” in the Picture, Studio 21 shall receive $250,000 upon commencement on principal photography plus (i) 2½ of the adjusted gross receipts of the Picture in excess of the greater of two times the cost of production of the Picture and interest once or actual cash breakeven including interest once, to actual breakeven; (ii) an allocation from Studio 21’s net profits of 5% of the gross receipts of the Picture in excess of actual moving breakeven; and (iii) deferments of $250,000 each from the gross receipts in excess of gross receipts equal to the aggregate of actual moving breakdown plus $10,000,000 of the gross receipts, and each $10,000,000 gross receipts thereafter. In the event production of the Picture is abandoned after commencement of principal photography, for any reason other than a default by Studio 21 or National Lampoon, Inc., Studio 21 shall repay Warner on demand that portion of that $250,000 paid on commencement of principal photography as the number of weeks from commencement of principal photography to abandonment bears to the scheduled number of weeks of principal photography of the Picture. In the event of a material default by Studio 21 or National Lampoon, Inc., Studio 21 shall repay Warner the entire $250,000 on demand without any prejudice to any claim by Warner which it may have or assert against Studio 21 or National Lampoon, Inc. as a result of said default.

B.
Warner shall have the right and obligation, subject to this paragraph B and paragraph 13E of the Agreement (incorporated by reference herein), to use the “National Lampoon” name as part of the title of the Picture and in connection with the advertising, distribution and marketing of the Picture. Whenever any draft of a screenplay is delivered to Warner, if Studio 21 advises Warner with the delivery of the screenplay or revised draft screenplay that Studio 21 disapproves of said screenplay or revised draft for the use of the name “National Lampoon” then if Warner elects to proceed with the development of the Picture, or hire another writer, or request revisions from the writer delivering the screenplay or revised draft, or sets the Picture for production, then Warner may elect (i) to terminate the agreement with Studio 21 including the right to use the name “National Lampoon” in connection with the Picture and Warner may proceed with the development and/ or production of the Picture and Warner and Studio 21 shall be released and discharged of any obligations to one another in connection with the Picture, or (ii) to proceed with the development and/ or the production of the Picture pursuant to this agreement with Studio 21 without the right to use the name “National Lampoon” in connection with the Picture without prejudice to Studio 21’s approval or disapproval of the next revised draft of the screenplay and the use of the name “National Lampoon” in connection with the Picture.

4. Incorporation by reference:

Paragraph 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13C, 13D, 13E, 13F and 16 are incorporated herein by reference and made a part hereof, provided that each reference to the “picture” in the Letter Agreement shall be read to mean the Picture for purpose of this Agreement.

Please indicate your acceptance of the foregoing by signing the bottom portion of this letter and returning it to the undersigned.

Very truly yours,

WARNER BROS. INC.

By ______________________
                 Vice President

ACCEPTED AND AGREED:

NATIONAL LAMPOON, INC.

By _____________________________
Its

STUDIO 21 PRODUCTION, INC.

By _____________________________
Its

________________________________
Matty Simmons